EXHIBIT 99.1

KinderCare Learning Companies Appoints David Barse to Board of Directors

Experienced business leader and investor brings decades of strategic, financial, and governance expertise

LAKE OSWEGO, Ore. — Aug. 4, 2026 — KinderCare Learning Companies, Inc. (NYSE: KLC), one of the nation’s leading providers of high-quality early childhood education and care, today announced the appointment of David Barse to its Board of Directors, effective Aug. 3, 2026.

Barse is the Founder and Chief Investment Officer of DMB Holdings, a family office, and the Founder of XOUT Capital, an index provider for the ETF industry. He previously served as Chief Executive Officer of Third Avenue Management, a global value investment organization to both institutional and retail investors, where he led the firm for 25 years. Barse has extensive experience as a board member for both public and private companies and formerly served on the board of Better Home and Mortgage Company (BETR), an online mortgage company.

“David brings an exceptional combination of strategic leadership, financial expertise, and governance experience that will strengthen our Board as we continue executing our long-term growth strategy,” said Tom Wyatt, Chairman and Chief Executive Officer of KinderCare Learning Companies. “His experience building and leading successful organizations, combined with his thoughtful approach to long-term value creation, will be an asset as we continue investing in high-quality early childhood education and creating value for our families, employees, and shareholders.”

“I’ve long admired KinderCare’s commitment to serving children, families, and employers through high-quality early learning,” said David Barse. “I’m honored to join the Board and look forward to working alongside the leadership team as the company continues to expand its impact and deliver long-term value.”

Barse earned a Juris Doctor from Brooklyn Law School, a bachelor’s degree from The George Washington University, and completed an Executive Education program at the Stanford University Graduate School of Business.

About KinderCare Learning Companies™

KinderCare Learning Companies, Inc. (NYSE: KLC) is a leading private provider of early childhood and school-age education and care. KinderCare builds confidence for life in children and families from all backgrounds. KinderCare supports hardworking families in 42 states and the District of Columbia with differentiated flexible child care solutions through its portfolio of brands and services:

•	KinderCare® Learning Centers: early learning programs for children six weeks to 12 years old;

•	The Crème School®: a premium early education experience using a variety of enrichment classrooms;

•	Champions®: before- and after-school programs in local schools, and

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Customized child care benefits created in partnership with employers, including child care on or near the site where their parents work, as well as tuition benefits and backup care across all our programs.

Headquartered in Lake Oswego, Oregon, KinderCare operates more than 2,700 early learning centers and sites.